Exhibit 3.4

                                                          Filed in the Office of
                                                          Secretary of State
                                                          State of Nevada
                                                          05/21/2008
                            ARTICLES OF INCORPORATION

                                       OF

                        SMSA El Paso II Acquisition Corp.


          THE UNDERSIGNED, for the purpose of forming a corporation for the transaction of business and the promotion and conduct of the objects and purposes hereinafter stated, under the provisions of and subject to the requirements of the laws of the State of Nevada, does make, record and file these Articles of Incorporation, in writing, and he does hereby certify:

                                    ARTICLE I

                                      NAME

     The name of this Corporation shall be: SMSA El Paso II Acquisition Corp.

                                   ARTICLE II

                                     PURPOSE

          The purpose for which said Corporation is formed and the nature of the objects proposed to be transacted and carried on by it is to engage in any and all lawful activity, as provided by the laws of the State of Nevada.

                                   ARTICLE III

                                  CAPITAL STOCK

          The total number of shares of all classes of capital stock which the Company shall have authority to issue is 110,000,000 shares ("Capital Stock"). The classes and the aggregate number of shares of each class of Capital Stock that the Company shall have authority to issue are as follows: (a) 100,000,000 shares of common stock, $0.001 par value ("Common Stock"); and 10,000,000 shares of preferred stock, $0.001 par value ("Preferred Stock"). The shares of Preferred Stock may be issued from time to time in one or more classes or series as may from time to time be determined by the board of directors. Each such


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class or series shall be distinctly  designated.  All shares of any one class or series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The voting powers, designations, preferences, limitations, restrictions and relative rights thereof, if any, may differ from those of any and all other series at any time outstanding. The board of directors of this Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular class or series of Preferred Stock, the number of shares, voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.

                                   ARTICLE IV

                                 GOVERNING BOARD

          The members of the Governing Board of the Corporation are styled Directors. The initial board of directors shall consist of one member. The name and post office address of the initial Director of the Corporation is as follows:

           Name                               Address
           ----                               -------
           Timothy P. Halter                  12890 Hilltop Road
                                              Argyle, Texas 76226

                                    ARTICLE V

                                  INCORPORATOR

          The name and address of the incorporator signing these Articles of Incorporation, who is above the age of eighteen (18) years, is as follows:

           Name                               Address
           ----                               -------
           Timothy P. Halter                  12890 Hilltop Road
                                              Argyle, Texas 76226



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

                                   ARTICLE VI

                                 RESIDENT AGENT

          The name and address of the Corporation's Resident Agent in the State of Nevada is as follows:

           Name                               Address
           ----                               -------
           The Corporation Trust Company      6100 Neil Road, Suite 500
           of Nevada                          Reno, Nevada 89511

                                   ARTICLE VII

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding, to the full extent permitted by the Nevada Revised Statutes as such statutes may be amended from time to time.

                                  ARTICLE VIII

                             LIMITATION ON LIABILITY

          No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer
(i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section



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78.300 of the Nevada Revised Statutes.  Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

                                   ARTICLE IX

                       ACQUISITION OF CONTROLLING INTEREST

          The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.


                                   ARTICLE X

                   COMBINATIONS WITH INTERESTED STOCKHOLDERS

          The Corporation elects not to be governed by the terms and provisions of Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision.



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          IN WITNESS WHEREOF,  I have hereunto  subscribed my name this 20th day of May, 2008.





                                                      /s/ Timothy P. Halter
                                                      ---------------------
                                                      Timothy P. Halter